Exhibit 10.3

PERFORMANCE STOCK UNIT AGREEMENT
SHORE BANCSHARES, INC.
2025 EQUITY INCENTIVE PLAN

This Performance Stock Unit (“PSU”) agreement (“Agreement”) is and will be subject in every respect to the provisions of the Shore Bancshares, Inc. 2025 Equity Incentive Plan (the “Plan”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. The holder of this PSU Award (the “Participant”) hereby accepts this PSU Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee of the Board of Directors of Shore Bancshares, Inc. (the “Committee”) or the Board of Directors of Shore Bancshares, Inc. (the “Company”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. A copy of the Plan and related prospectus will be provided to each person granted an PSU Award. Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant:

2.	Date of Grant: __________________________, 20____.

3.	(a)	PSU Award Opportunity (as a percentage of Base Salary) __________%

(b)	Number of PSUs awarded on Date of Grant[1]: __________________________

(c)	[PERFORMANCE CRITERIA AND PERFORMANCE PERIOD]

4.	Vesting. Units subject to this PSU Award will vest according to performance against pre-established goals set for in Long Term Incentive Program (“LTIP”), as approved by the Committee and this Agreement (threshold, target and stretch).

If a vesting date falls on a non-business day, the PSU Award will vest on the next business day.

In order to vest in PSUs, a Participant must be employed on the earlier of the date the payment determination is made with respect to the Performance Period, or March 15th of the year following the end of the performance period.

For a participant who is both a Executive and a Director, a termination of employment will not constitute a separation from service for purposes of the Plan so long as the Participant continues to provide service as a Director.

1 Number of Performance Stock Units associated with this PSU Award are based on the closing price of the Stock on the Date of Grant.

5.	Terms and Conditions.

Voting. Until actual Shares are issued to the Participant in accordance with the terms of the Plan and this Agreement, the Participant shall have no rights to vote any Shares because of this PSU Award.

Dividends. Participants granted PSUs shall have the right to dividends which would have been paid with respect to the Shares represented by the PSUs if such Shares were outstanding, and such deemed dividends shall be subject to the same vesting schedule as the PSUs to which they are attributable.

6.	Delivery of Shares of Common Stock. Delivery of Shares under this Agreement will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

7.	Change in Control. In the event a Change in Control, all PSUs subject to this Agreement will fully vest at target and Shares or other merger consideration will be distributed following the Participant’s involuntary termination for Good Reason. A “Change in Control” will be deemed to have occurred as described in Article IX of the Plan.

8.	Adjustment Provisions. This PSU Award will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 4.4 of the Plan.

9.	Effect of Termination of Service on PSU Award.

Notwithstanding Sections 4 and 7 above or other provisions in the LTIP, the following special vesting conditions will apply if the Participant terminates service with the Company or the Bank before this PSU Award fully vests:

(a)	Death. In the event of the Participant’s death, any unvested PSUs subject to this Agreement will vest at target.

(b)	Disability. In the event of the Participant’s separation from service by reason of the Participant’s Disability, any unvested shares PSUs subject to this Agreement will vest at target. A Participant’s Disabled status must become effective prior to the date of the Participant’s separation from service with the Company or the Bank in order to be recognized under this Agreement.

10.	Required Tax Obligations. Participants are required to pay all applicable mandatory federal, state, local or other taxes with respect to any Company Stock distributed upon the vesting of a PSU Award (the “Required Tax Obligations”). Participants may satisfy their tax withholding obligations by issuing a check, through a payroll deduction or by withholding Shares. The Fair Market Value of the Shares on the applicable Vesting Date is used for purposes of determining how many Shares need to be withheld to satisfy the Required Tax Obligations. Only whole Shares may be used to satisfy a Participant’s Required Tax Obligations; therefore, Participants may be required to make a cash payment for a Required Tax Obligation amount that cannot be covered by a full Share.

11.	Modification or Amendment. This Agreement may not be amended or otherwise modified, except as set forth herein, unless evidenced in writing and signed by the Company and the Participant. Notwithstanding the foregoing, the Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, provided that no such amendment shall adversely affect in a material way the Participant’s rights hereunder without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Common Stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of this PSU Award and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the PSU Award as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

12.	No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in service with the Company or the Bank.

13.	Transferability. The PSUs may not be sold, pledged, assigned, or transferred in any manner; other than by will or the laws of descent. Any such purported sale, pledge, assignment, or transfer in violation of this Agreement shall be void and of no effect.

14.	Beneficiary. Each Participant may name a beneficiary or beneficiaries to whom any vested but unpaid portion of this PSU Award is to be paid in case of the Participant’s death.

15.	Interpretation. The Participant accepts the PSU Award subject to all the terms and provisions and restrictions of this Agreement and the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

16.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.	Entire Agreement. This Agreement, together with the Plan and LTIP, represents the entire agreement between the parties and supersedes any and all prior or contemporaneous discussions, understandings, or any agreements of any nature, written or otherwise, relating to the subject matter hereof.

18.	Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland without regard to the application of the principles of conflicts of laws. Notwithstanding anything to the contrary herein, the grant and vesting of PSU Awards hereunder are conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 18 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

19.	Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

20.	Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Committee at the Company headquarters. Any notice to be given under the terms of this Agreement to the Participant shall be addressed to the Participant at the address listed in the records of the Company or the Bank. By a notice given pursuant to this Section 20 either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

21.	Policies and Restrictions. Notwithstanding any other provision of this Agreement to the contrary, any Share issued pursuant to this PSU Award, and/or any amount received with respect to any sale of any vested Shares as well as any cash or stock dividends received hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment/claw back policy maintained by the Company, any trading policy restrictions and/or any hedging/pledging policy restrictions (the “Policies”). In addition, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policies and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or any amendments that may be made from time to time in the future by the Company, in its discretion, without further consent or action being required by the Participant. To the extent that the terms of this Agreement and any of the Policies or any similar policy conflict, then the terms of such policy shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Date of Grant of this PSU Award.

SHORE BANCSHARES, INC.

By:
Duly Authorized Representative of the Company

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing PSU Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan.

PARTICIPANT

Date

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